Exhibit 4.4

AMENDMENT TO RIGHTS AGREEMENT

Amendment, dated as of December 1, 2005, to the Rights Agreement, dated as of December 8, 1995 (the “Rights Agreement”), as amended as of August 22, 2002 and January 1, 2003, between Lyondell Chemical Company (formerly Lyondell Petrochemical Company), a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, a New York banking corporation, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company entered into the Rights Agreement specifying the terms of the Rights, amended the Rights Agreement as of August 22, 2002 to provide, among other things, that holders of Series B Common Stock would be in the same position as holders of Common Stock with respect to the Rights, and amended the Rights Agreement as of January 1, 2003 to substitute the Rights Agent;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement.

Section 2. Amendments to Rights Agreement. The Rights Agreement is hereby amended as set forth in this Section 2.

(a)	The definition of “Final Expiration Date” in Section 1 of the Rights Agreement is amended in its entirety to read as follows:

“Final Expiration Date” shall mean the close of business on December 8, 2015.”

Section 3. Miscellaneous.

(a)	The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as heretofore amended and as amended hereby.

(b)	The foregoing amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all for which together shall constitute one and the same instrument.

(d)	This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

LYONDELL CHEMICAL COMPANY

By:	/s/ Kerry A. Galvin
Name:	Kerry A. Galvin
Title:	Senior Vice President, General Counsel and Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President